AMENDED AND RESTATED BYLAWS
OF
THE ENSIGN GROUP, INC.
(Effective as of August 20, 2026)

ARTICLE I
OFFICES
Section 1.01 Registered Office. The registered office of The Ensign Group, Inc. (the “corporation”) in the State of Delaware shall be at 160 Greentree Drive, Suite 101, Dover, Delaware 19904. The name of the corporation’s registered agent at that address shall be National Registered Agents, Inc.
Section 1.02 Other Offices. The corporation also may have an office or offices at such other place or places either within or without the State of Delaware as the board of directors of the corporation (the “board” or the “board of directors”) may from time to time determine or the business of the corporation may from time to time require.
Section 1.03 Books and Records. The books and records of the corporation may be kept at the corporation’s headquarters in San Juan Capistrano, California or at such other locations within or without the State of Delaware as may from time to time be designated by the board of directors.
ARTICLE II
MEETINGS OF STOCKHOLDERS
Section 2.01 Place of Meetings. Each meeting of the stockholders of the corporation shall be held at such time and place, if any, either within or without the State of Delaware as shall be fixed by resolution of the board of directors and specified in the notice of said meeting. The board may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in accordance with Section 211(a) of the Delaware General Corporation Law. If no designation is made by the board of directors, the place of meeting shall be the principal office of the corporation.
Section 2.02 Annual Meetings. The annual meeting of the stockholders for the transaction of such business as may properly come before the meeting shall be held at such place, date and time as shall be determined by the board of directors. The board of directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board.
Section 2.03 Special Meetings. A special meeting of the stockholders for any purpose or purposes may be called at any time only by the board of directors. At a special meeting of stockholders, only such business shall be conducted as shall be specified in the notice of meeting. The board of directors may postpone, reschedule or cancel any special meeting of stockholders previously called by the board.
Section 2.04 Notice of Annual and Special Meetings. Except as otherwise required by law, written, printed or electronic notice stating the place, date and hour of each meeting of stockholders, whether annual or special, and the purposes for which the meeting is called shall be given not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, by mail or, to the extent permitted by law, by a form of electronic transmission (as such term is defined in the Delaware General Corporation Law), to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail with postage thereon prepaid, addressed to the stockholder at his or her address as it appears on the stock transfer books of the corporation. Notice given by a form of electronic transmission that satisfies the requirements of the Delaware General Corporation Law and has been consented to by the stockholder to whom notice is given shall be deemed given at the times specified with respect to the giving of notice by electronic transmission in the Delaware General Corporation Law. An affidavit of the corporation’s secretary, an assistant secretary or an agent of the corporation that notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated in the affidavit.
Section 2.05 Nominations and Other Business at Annual and Special Meetings.
(a)Other Business at an Annual Meeting of Stockholders. The business to be transacted at any annual meeting of stockholders shall be limited to business that is properly brought before the meeting. For the purposes of these bylaws, “properly brought before the meeting” shall mean the business that is (i) specified in the notice of the meeting (or any supplement thereto) given by or at the direction of the board of directors (or any duly authorized committee thereof), (ii) otherwise brought before an annual meeting by or at the direction of the board of directors (or any duly authorized committee thereof), or (iii) a proper matter for stockholder action under the Delaware General Corporation Law that has been otherwise properly brought before an annual meeting by a stockholder who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.05 through the date of such stockholder meeting, is entitled to vote at such annual meeting and who complies with the notice procedures set forth in this Section 2.05, these bylaws and applicable law.

(b)Nominations at an Annual Meeting of Stockholders. Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. To be properly brought before an annual meeting of the stockholders, nominations for the election of a director must be (i) made by or at the direction of the board of directors (or any duly authorized committee thereof) and specified in the notice of meeting (or any supplement thereto) given by or at the direction of the board of directors, (ii) made by or at the direction of the board of directors (or any duly authorized committee thereof) to be brought before an annual meeting, or (iii) made by any stockholder of the corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.05 through the date of such stockholder meeting, is entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.05, these bylaws and applicable law.

(c)Timing of Notice for Annual Meetings. In order for nominations and other business to be properly brought before an annual meeting by a stockholder, the stockholder must, in addition to any other applicable requirements, give written notice in proper form of such stockholder’s intent to bring a matter before the annual meeting, which notice must be received by the secretary of the corporation at the corporation’s principal executive offices no later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one-hundred twentieth (120th) day, prior to the anniversary date of the immediately preceding annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the close of business on the one-hundred twentieth (120th) day prior to such annual meeting and not later than (i) the close of business on the later of the ninetieth (90th) day prior to such annual meeting and (ii) the close of business on the tenth (10th) day following the day on which public disclosure of the date of the meeting was made by the corporation. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of an annual meeting (or the public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.
(d)Form of Notice. To be in proper written form, the notice of any stockholder of record giving notice pursuant to this Section 2.05 (each, a “Noticing Party”) must include the following:

(i)as to each person whom such Noticing Party proposed to nominate for election or reelection as a director (each, a “Proposed Nominee”), if any:

(A)the name, age, business address and residential address of such Proposed Nominee;

(B)the principal occupation and employment of such Proposed Nominee;

(C)a written questionnaire with respect to the background and qualifications of the Proposed Nominee, completed by such Proposed Nominee in the form required by the corporation (in the form to be provided by the secretary within ten (10) days after receiving a written request therefor from any stockholder of record identified by name);

(D)a written representation and agreement completed by such Proposed Nominee in the form required by the corporation (in the form to be provided by the secretary upon written request of any stockholder of record identified by name within ten (10) days after receiving such request) providing that such Proposed Nominee: (u) is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how much such Proposed Nominee, if elected as a director of the corporation, will act or vote any issue or question (a “Voting Commitment”) that has not been disclosed to the corporation or any Voting Commitment that could limit or interfere with such Proposed Nominee’s ability to comply, if elected as a director of the corporation, with such Proposed Nominee’s fiduciary duties under applicable law; (v) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director or nominee with respect to the corporation that has not been disclosed to the corporation; (w) will, if elected as a director of the corporation, comply with all applicable rules of any securities exchanges upon which the corporation’s securities are listed, the certificate of incorporation, these bylaws, all applicable publicly disclosed corporate governance, ethics, conflict of interest, confidentiality, stock ownership and trading policies and all other guidelines and policies of the corporation generally applicable to directors (which other guidelines and policies will be provided to such Proposed Nominee within five (5) business days after the secretary receives any written request therefor from such Proposed Nominee), and all applicable fiduciary duties under state law; (x) consents to being named as a nominee in the corporation’s proxy statement and form of proxy for the meeting and consents to the public disclosure of information regarding or relating to such Proposed Nominee provided to the corporation by such Proposed Nominee or otherwise pursuant to these bylaws; (y) intends to serve a full term as a director of the corporation, if elected; and (z) will provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and that do not and will not omit to state any fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading in any material respect;

(E)a description of all direct and indirect compensation and other material monetary agreements, arrangements or understandings, written or oral, during the past three (3) years, and any other material relationships, between or among such Proposed Nominee, on the one hand, and any Noticing Party, any beneficial owner on whose behalf such nomination or proposal is made, or any Stockholder Associated Person (as defined below) (other than such Proposed Nominee), on the other hand, or that such Proposed Nominee knows any of such Proposed Nominee’s Associates (as defined below) has with any such Noticing Party, such beneficial owner or any Stockholder Associated Person, including all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K as if such Noticing Party, such beneficial owner and any Stockholder Associated Person (other than the Proposed Nominee) were the “registrant” for purposes of such rule and the Proposed Nominee were a director or executive officer of such registrant;

(F)a description of any business or personal interests that would be expected to place such Proposed Nominee in a potential conflict of interest with the corporation or any of its subsidiaries;

(G)the date(s) of first contact between the Noticing Party, any beneficial owner or any Stockholder Associated Person, on the one hand, and the Proposed Nominee, on the other hand, with respect to any proposed nomination(s) of any person(s) (including the Proposed Nominee) for election as a director of the Corporation; and

(H)all other information relating to such Proposed Nominee or such Proposed Nominee’s Associates that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party, such beneficial owner or any Stockholder Associated Person for the election of directors in a contested election pursuant to the Proxy Rules (as defined below);

(ii)as to any other business that such Noticing Party proposes to bring before the meeting:

(A)a description of the business desired to be brought before the meeting and the reasons therefor;

(B)the text of the proposal or business (including the complete text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the certificate of incorporation or these bylaws, the text of the proposed amendment); and

(C)all other information relating to such business that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party, such beneficial owner or any Stockholder Associated Person in support of such proposed business pursuant to the Proxy Rules; and

(iii)as to such Noticing Party, such beneficial owner and each Stockholder Associated Person:

(A)the name and address of such Noticing Party, such beneficial owner and each Stockholder Associated Person (including, as applicable, as they appear on the corporation’s books and records);

(B)the class, series and number of shares of each class or series of capital stock (if any) of the corporation that are, directly or indirectly, owned beneficially or of record (specifying the type of ownership) by such Noticing Party, such beneficial owner or any Stockholder Associated Person (including any right to acquire beneficial ownership at any time in the future, whether such right is exercisable immediately or only after the passage of time or the fulfillment of a condition) and the date or dates on which such shares were acquired;

(C)the name of each nominee holder for, and number of, any securities of the corporation owned beneficially but not of record by such Noticing Party, such beneficial owner or any Stockholder Associated Person and any pledge by such Noticing Party, such beneficial owner or any Stockholder Associated Person with respect to any of such securities;

(D)(x) a description of all agreements, arrangements or understandings, written or oral (including any derivative or short positions, profit interests, hedging transactions, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, repurchase agreements or arrangements, borrowed or loaned shares and so-called “stock borrowing” agreements or arrangements) that have been entered into by, or on behalf of, such Noticing Party, such beneficial owner or any Stockholder Associated Person, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the price of any securities of the corporation, or maintain, increase or decrease the voting power of such Noticing Party, such beneficial owner or any Stockholder Associated Person with respect to securities of the corporation, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation (any of the foregoing, a “Derivative Instrument”) and (y) all other information relating to Derivative Instruments that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party, such beneficial owner or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy

Rules if the creation, termination or modification of Derivative Instruments were treated the same as trading in the securities of the corporation under the Proxy Rules;

(E)any substantial interest, direct or indirect (including any existing or prospective commercial, business or contractual relationship with the corporation), of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation), any Stockholder Associated Person in the corporation or any Affiliate (as defined below) thereof or in the proposed business or nomination(s) to be brought before the meeting by such Noticing Party, other than an interest arising from the ownership of corporation securities where such Noticing Party, such beneficial owner or such Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

(F)a description of all agreements, arrangements or understandings, written or oral, (x) between or among such Noticing Party, such beneficial owner and any Stockholder Associated Person or (y) between or among such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation), any Stockholder Associated Person and any other person or entity (naming each such person or entity), in each case, pursuant to which such Noticing Party, such beneficial owner or any Stockholder Associated Person has a right to vote any shares of the corporation (other than any revocable proxy given in response to a solicitation made pursuant to, and in accordance with, the Proxy Rules by way of a solicitation statement filed on Schedule 14A) or otherwise relating to acquiring, holding, voting or disposing of any securities of the corporation;

(G)any rights to dividends on the shares of the corporation owned beneficially by such Noticing Party, such beneficial owner or any Stockholder Associated Person that are separated or separable from the underlying shares of the corporation;

(H)any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership, limited liability company or similar entity in which such Noticing Party, such beneficial owner or any Stockholder Associated Person is (x) a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership or (y) the manager, managing member or, directly or indirectly, beneficially owns an interest in the manager or managing member of such limited liability company or similar entity;

(I)any direct or indirect interest (other than solely as a result of security ownership) of such Noticing Party or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation) any Stockholder Associated Person in any agreement with the corporation or any Affiliate of the corporation (including any employment agreement, collective bargaining agreement or consulting agreement);

(J)a representation that (x) neither such Noticing Party, beneficial owner nor any Stockholder Associated Person has breached any agreement, arrangement or understanding with the corporation except as disclosed to the corporation pursuant hereto and (y) such Noticing Party, such beneficial owner and each Stockholder Associated Person has complied, and will comply, with all applicable requirements of state law and the Securities and Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”) with respect to the matters set forth in this Section 2.05;

(K)all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act by such Noticing Party, such beneficial owner or any Stockholder Associated Person with respect to the corporation (regardless of whether such person or entity is actually required to file a Schedule 13D), including a description of any agreement, arrangement or understanding that would be required to be disclosed by such Noticing Party, such beneficial owner or any Stockholder Associated Person pursuant to Item 5 or Item 6 of Schedule 13D;

(L)a certification that such Noticing Party, such beneficial owner and each Stockholder Associated Person has complied with all applicable federal, state and other legal requirements in connection with such Noticing Party’s, such beneficial owner’s or Stockholder Associated Person’s acquisition of shares of capital stock or other securities of the corporation and such Noticing Party’s, such beneficial owner’s or Stockholder Associated Person’s acts or omissions as a stockholder of the corporation, if such Stockholder Associated Person is a stockholder of the corporation; and

(M)all other information relating to such Noticing Party, such beneficial owner or any Stockholder Associated Person that would be required to be disclosed in a proxy statement in connection with the solicitation of proxies by such Noticing Party, such beneficial owner or any Stockholder Associated Person in support of the business proposed by such Noticing Party, if any, or for the election of any Proposed Nominee in a contested election pursuant to the Proxy Rules; provided, however, that the disclosures described in the foregoing subclauses (A) through (M) shall not include any such disclosures with respect to the ordinary course business activities of any depositary or any broker, dealer, commercial bank, trust company or other nominee who is a Noticing Party solely as a result of being the stockholder directed to prepare and submit the notice required by these bylaws on behalf of a beneficial owner.

(iv)a representation that such Noticing Party intends to appear or cause a Qualified Representative (as defined below) of such Noticing Party to appear at the meeting to bring such business before the meeting or nominate any Proposed Nominees, as applicable, and an acknowledgment that, if such Noticing Party (or a Qualified Representative of such Noticing Party) does not appear to present such business or Proposed Nominees, as applicable, at such meeting, the corporation need not present such business or Proposed Nominees for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the corporation;

(v)a description of any pending or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation), threatened legal proceeding or investigation in which such Noticing Party, such beneficial owner or any Stockholder Associated Person is a party or participant directly involving or directly relating to the corporation or, to the knowledge of such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation), any current or former officer, director or Affiliate of the corporation;

(vi)identification of the names and addresses of other stockholders (including beneficial owners) known by such Noticing Party (or the beneficial owner(s) on whose behalf such Noticing Party is submitting a notice to the corporation) to provide financial support of the nomination(s) or other business proposal(s) submitted by such Noticing Party and, to the extent known, the class and number of shares of the corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s);

(vii)a representation from such Noticing Party as to whether such Noticing Party, such beneficial owner or any Stockholder Associated Person intends or is part of a group (as such term is used in Rule 13d-5 under the Exchange Act) that intends to (A) solicit proxies in support of the election of any Proposed Nominee in accordance with Rule 14a-19 under the Exchange Act or (B) engage in a solicitation (within the meaning of Exchange Act Rule 14a-1(l)) with respect to the nomination of any Proposed Nominee or proposed business to be considered at the meeting, as applicable, and if so, the name of each participant (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in such solicitation.

(e)Additional Information. In addition to the information required pursuant to the forgoing provisions of this Section 2.05, the corporation may require any such Noticing Party to furnish such other information that would reasonably be expected to be material to a reasonable stockholder’s understanding of (i) any item of business proposed by such Noticing Party under this Section 2.05, (ii) the solicitation of proxies from the corporation’s stockholders by such Noticing Party (or any beneficial owner or any Stockholder Associated Person) or (iii) the eligibility, suitability or qualifications of such Proposed Nominee to serve as an independent director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such Proposed Nominee, under the listing standards of each securities exchange upon which the corporation’s securities are listed, any applicable rules of the Securities and Exchange Commission, any publicly disclosed standards used by the board in selecting nominees for election as a director and for determining and disclosing the independence of the corporation’s directors, including those applicable to a director’s service on any of the committees of the board, or the requirements of any other laws or regulations applicable to the corporation. If requested by the corporation, any supplemental information required under this paragraph shall be provided by a Noticing Party within ten (10) days after it has been requested by the corporation.

(f)Nominations at a Special Meeting of Stockholders. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (or any supplement thereto) (i) by or at the direction of the board of directors (or any duly authorized committee thereof) or (ii) provided that the board has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.05 through the date of such special meeting, is entitled to vote at such meeting and who complies with the notice procedures set forth in this Section 2.05. In the case of a special meeting of the stockholders called for the purpose of electing directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons, as the case may be, for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by Section 2.05 is received by the secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made by the corporation, whichever first occurs. In no event shall the adjournment, recess, postponement, judicial stay or rescheduling of a special meeting of stockholders (or public disclosure thereof) commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(g)General.

(i)A Noticing Party shall update such Noticing Party’s notice provided under the foregoing provisions of this Section 2.05, if necessary, such that the information provided or required to be provided in such notice shall be true and correct in all material respects as of the (A) record date for determining the stockholders entitled to receive notice of the meeting and (B) date that is ten (10) business days prior to the meeting (or any postponement, rescheduling or adjournment thereof), and such update shall (x) be received by the secretary at the principal executive offices of the corporation (1) not later than the close of business five (5) business days after the record date for determining the stockholders entitled to receive notice of such meeting (in the case of an update required to be made under clause (A)) and (2) not later than the close of business seven (7) business days prior to the date of the meeting or, if practicable, any postponement, rescheduling or adjournment thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been postponed, rescheduled or adjourned) (in the case of an update required to be made pursuant to clause (B)), (y) be made only to the extent that information has changed since such Noticing Party’s prior submission and (z) clearly identify the information that has changed in any material respect since such Noticing Party’s prior submission. For the avoidance of doubt, any information provided pursuant to this Section 2.05(g)(i) shall not be deemed to cure any deficiencies or inaccuracies in a notice previously delivered pursuant to this Section 2.05 and shall not extend the time period for the delivery of notice pursuant to this Section 2.05. If a Noticing Party fails to provide any update in accordance with the foregoing provisions of this Section 2.05(g)(i), the information as to which such written update relates may be deemed not to have been provided in accordance with this Section 2.05.

(ii)If any information submitted pursuant to this Section 2.05 by any Noticing Party nominating individuals for election or reelection as a director or proposing business for consideration at a stockholder meeting shall be inaccurate in any material respect (as determined by the board of directors or a committee thereof), such information may be deemed not to have been provided in accordance with this Section 2.05. Any such Noticing Party shall notify the secretary in writing at the principal executive offices of the corporation of any material inaccuracy or change in any information submitted pursuant to this Section 2.05 (including if any Noticing Party, beneficial owner or any Stockholder Associated Person no longer intends to solicit proxies in accordance with the representation made pursuant to Section 2.05(d)(vii)) within two (2) business days after becoming aware of such material inaccuracy or change, and any such notification shall clearly identify the inaccuracy or change, it being understood that no such notification may cure any deficiencies or inaccuracies with respect to any prior submission by such Noticing Party. Upon written request of the secretary on behalf of the board of directors (or a duly authorized committee thereof), any such Noticing Party shall provide, within seven (7) business days after delivery of such request (or such other period as may reasonably be specified in such request), (A) written verification, reasonably satisfactory to the board of directors, any committee thereof or any authorized officer of the corporation, to demonstrate the accuracy of any information submitted by such Noticing Party pursuant to this Section 2.05 and (B) a written affirmation of any information submitted by such Noticing Party pursuant to this Section 2.05 as of an earlier date. If a Noticing Party fails to provide such written verification or affirmation within such period, the information as to which written verification or affirmation was requested may be deemed not to have been provided in accordance with this Section 2.05.

(iii)Notwithstanding anything herein to the contrary, if (A) any Noticing Party, such beneficial owner or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to any Proposed Nominee(s) and (B) (x) such Noticing Party, such beneficial owner or Stockholder Associated Person subsequently either (1) notifies the corporation that such Noticing Party, such beneficial owner or Stockholder Associated Person no longer intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act or (2) fails to comply with the requirements of Rule 14a-19(a)(2) or Rule 14a-19(a)(3) under the Exchange Act (or fails to timely provide reasonable evidence sufficient to satisfy the corporation that such Noticing Party, such beneficial owner or Stockholder Associated Person has met the requirements of Rule 14a-19(a)(3) under the Exchange Act in accordance with the following sentence) and (y) no other Noticing Party, beneficial owner or Stockholder Associated Person that has provided notice pursuant to Rule 14a-19(b) under the Exchange Act with respect to such Proposed Nominee(s) (1) to the corporation’s knowledge based on information provided pursuant to Rule 14a-19 under the Exchange Act or these bylaws, still intends to solicit proxies in support of the election or reelection of such Proposed Nominee(s) in accordance with Rule 14a-19(b) under the Exchange Act and (2) has complied with the requirements of Rule 14a-19(a)(2) and Rule 14a-19(a)(3) under the Exchange Act and the requirements set forth in the following sentence, then the corporation shall disregard any proxies or votes solicited for such Proposed Nominee(s) regardless of the person or entity who solicited such proxies (notwithstanding that proxies may have been received by the corporation). Upon request by the corporation, if any Noticing Party, any beneficial owner or any Stockholder Associated Person provides notice pursuant to Rule 14a-19(b) under the Exchange Act, such Noticing Party shall deliver to the secretary, no later than five (5) business days prior to the applicable meeting date, reasonable evidence that the requirements of Rule 14a-19(a)(3) under the Exchange Act have been satisfied.

(iv)In addition to complying with the foregoing provisions of this Section 2.05, a stockholder shall also comply with all applicable requirements of state and federal law and the Exchange Act with respect to the matters set forth in this Section 2.05. Nothing in this Section 2.05 shall be deemed to affect any rights of (A) stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act, (B) stockholders to request inclusion of nominees in the corporation’s proxy statement pursuant to the Proxy Rules or (C) any holders of a class of preferred stock of the corporation to nominate and elect a specified number of directors pursuant to any applicable provisions of the certificate of incorporation.

(v)Any written notice, update or other information required to be delivered by a stockholder of the corporation pursuant to this Section 2.05 must be given by personal delivery, by overnight courier or by registered or certified mail, postage prepaid, to the secretary at the corporation’s principal executive offices and shall be deemed not to have been delivered unless so given.

(vi)No person shall be eligible for election as a director of the corporation unless the person is qualified under Section 3.02 and nominated by a stockholder in accordance with the procedures set forth in this Section 2.05 and applicable law or by the board, and no business shall be conducted at a meeting of stockholders of the corporation except pursuant to Rule 14a-8 of the Exchange Act and business brought by a stockholder in accordance with the procedures set forth in this Section 2.05 or by the board. The corporation shall disregard the nomination of any Proposed Nominee who is not eligible to serve as a director of the corporation. The number of Proposed Nominees a stockholder may include in a notice under this Section 2.05 may not exceed the number of directors to be elected at such meeting (based on public disclosure by the corporation prior to the date of such notice), and for the avoidance of doubt, no stockholder shall be entitled to identify any additional or substitute persons as Proposed Nominees following the expiration of the time periods set forth in Section 2.05(c) or Section 2.05(f), as applicable. Except as otherwise provided by law, the board or the chair of a meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made or proposed in accordance with the procedures set forth in these bylaws, and, if the board or the chair of the meeting determines that any proposed nomination or business was not properly brought before the meeting, the chair (or the board) shall declare to the meeting that such nomination shall be disregarded or such business shall not be transacted, and no vote shall be taken with respect to such nomination or proposed business, in each case, notwithstanding that proxies with respect to such vote may have been received by the corporation. Notwithstanding the foregoing provisions of this Section 2.05, unless otherwise required by law, if the Noticing Party (or a Qualified Representative of the Noticing Party) proposing a nominee for director or business to be conducted at a meeting does not appear at the meeting of stockholders of the corporation to present such nomination or propose such business, such proposed nomination shall be disregarded or such proposed business shall not be transacted, as applicable, and no vote shall be taken with respect to such nomination or proposed business, notwithstanding that proxies with respect to such vote may have been received by the corporation

(vii)For purposes of these bylaws:

(A)“Affiliate” and “Associate” each shall have the respective meanings set forth in Rule 12b-2 under the Exchange Act;
(B)“beneficial owner” or “beneficially owned” shall have the meaning set forth for such terms in Section 13(d) of the Exchange Act;

(C)“close of business” shall mean 5:00 p.m. Eastern Time on any calendar day, whether or not the day is a business day;

(D)“Proxy Rules” shall mean Section 14 of the Exchange Act and the rules promulgated thereunder;

(E)“public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act

(F)a “Qualified Representative” of a Noticing Party means (x) a duly authorized officer, manager or partner of such Noticing Party or (y) a person authorized by a writing executed by such Noticing Party (or a reliable reproduction or electronic transmission of the writing) delivered by such Noticing Party to the corporation prior to the making of any nomination or proposal at a stockholder meeting stating that such person is authorized to act for such Noticing Party as proxy at the meeting of stockholders, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the meeting of stockholders; and

(h)“Stockholder Associated Person” shall mean, with respect to a Noticing Party and if different from such Noticing Party, any beneficial owner of shares of stock of the corporation on whose behalf such Noticing Party is providing notice of any nomination or other business proposed: (v) any person or entity who is a member of a group (as such term is used in Rule 13d 5 under the Exchange Act) with such Noticing Party or such beneficial owner(s) with respect to acquiring, holding, voting or disposing of any securities of the corporation, (w) any Affiliate or Associate of such Noticing Party or such beneficial owner(s), (x) any participant (as defined in Instruction 3 to Item 4 of Schedule 14A) with such Noticing Party or such beneficial owner(s) with respect to any proposed business or nomination, as applicable, under these bylaws, (y) any beneficial owner of shares of stock of the corporation owned of record by such Noticing Party and (z) any Proposed Nominee.
Section 2.06 Quorum and Adjourned Meetings. The holders of a majority of the voting power of the stock entitled to vote at a meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business, except as otherwise provided by statute or by the certificate of incorporation. Where a separate vote by a class or series or classes or series of stock is required at a meeting, the presence, in person or by proxy, of the holders of a majority of the voting power of each such class or series shall also be required to constitute a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, either the chair of the meeting or the holders of a majority of the voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting, at which the quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. Notice of an adjourned meeting need not be given if the time and place, if any, are announced at the meeting so adjourned, except that if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. A quorum, once established at a meeting, shall not be broken by the withdrawal of the holders of enough voting power to leave less than a quorum. If a quorum is present at an original meeting, a quorum need not be present at an adjourned session of that meeting.
Section 2.07 Required Vote. When a quorum is present at any meeting, the vote of the holders of a majority of the voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall decide any question brought before such meeting, unless the question is one upon which, by express provision of statute or by the certificate of incorporation or these bylaws, a different level of vote is required, in which case such express provisions shall govern and control the decision of such question. Notwithstanding the preceding sentence, elections of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except with respect to the right, if any, of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances, each director shall be elected by a majority of the votes cast with respect to that director’s election, provided, however, that in a contested director election in which the number of nominees exceeds the number of directors to be elected, each director shall be elected by the vote of a plurality of the voting power of the stock, present in person or represented by proxy, at the meeting and entitled to vote. For purposes of this Section 2.07, “a contested director election” shall mean an annual or special meeting of the corporation with respect to which (a) the secretary of the corporation receives a notice that a stockholder has nominated or intends to nominate a person for election to the board in compliance with the requirements for stockholder nominees for director set forth in Section 2.05 of these bylaws and (b) such nomination notice has not been withdrawn by such stockholder on or prior to the tenth (10th) day before the corporation first mails its notice of meeting for such meeting to the stockholders. For purposes of this Section 2.07, a majority of the votes cast with respect to a director’s election shall mean that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election). If an incumbent director receives less than a majority of the votes cast in an uncontested election, such director shall tender his or her resignation to the board of directors, whereupon the board of directors shall, within 90 days after the receipt thereof, either (i) accept the resignation of such director, and determine a date on which such resignation will take effect within 90 days of the date of such decision and make the effective date of such resignation public, or (ii) upon the unanimous vote of the board or directors, decline to accept such resignation and, not later than four business days thereof, make public, together with a discussion of the analysis used in reaching the conclusion, the specific reasons that the board of directors chose not to accept the resignation and the decision was in the best interest of the corporation and its stockholders.
Section 2.08 Conduct of Meetings of Stockholders. The chair of the board of directors, or if there shall be none or in his or her absence, the chief executive officer or if there shall be none or in his or her absence, the president, who is present at the meeting, or in all of their absences an individual designated by the board of directors, shall call to order and act as the chair of any meeting of the stockholders of the corporation. The secretary of the corporation shall serve as the secretary of the meeting or, if there shall be none or in his or her absence, the secretary of the meeting shall be such person as the chair of the meeting appoints. The board of directors may, to the extent not prohibited by law, adopt by resolution such rules, regulations and procedures for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the board of directors, the chair of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to take or refrain from taking such actions as, in the judgment of the chair of the meeting, are appropriate for the conduct of the meeting. To the extent not prohibited by applicable law or these bylaws, such rules, regulations and procedures, whether adopted by the board of directors or prescribed by the chair of the meeting, may include, without limitation, establishment of (a) an agenda or order of business for the meeting, (b) the determination of when the polls shall open and close for any given matter to be voted on at the meeting, (c) the method by which business may be proposed and procedures for determining whether business has been properly (or not properly) introduced before the meeting, (d) procedures for casting and the form of ballots to be used by stockholders in attendance at the meeting and the procedures to be followed for counting stockholder votes, (e) rules, regulations and procedures for maintaining order at the meeting and the safety of those present, (f) limitations on attendance at or participation in the meeting to stockholders of record of the corporation, their duly authorized proxies or such other persons as the chair of the meeting shall determine, (g) restrictions on entry to the meeting after the time fixed for commencement thereof, (h) limitations on the time allotted to questions or comments by participants, (i) removal of any stockholder or other individual who refuses to comply with meeting rules, regulations or procedures, (j) the conclusion, recess or adjournment of the meeting, regardless of whether a quorum is present, to a later date and time and at a place, if any, announced at the meeting, (k) restrictions on the use of audio and video recording devices, cell phones and other electronic devices, (l) rules, regulations or procedures for compliance with any state or local laws or regulations including those concerning safety, health and security, (m) procedures (if any) requiring attendees to provide the corporation advance notice of their intent to attend the meeting and (n) any rules, regulations or procedures as the chair of the meeting may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting, whether such meeting is to be held at a designated place or solely by means of remote communication. Unless and to the extent otherwise determined by the board of directors or the chair of the meeting, it shall not be necessary to follow Roberts’ Rules of Order or any other rules of parliamentary procedure at the meeting of stockholders. Following completion of the business of the meeting as determined by the chair of the meeting, the chair of the meeting shall have the exclusive authority to adjourn the meeting.
Section 2.09 Conduct of Nominations and Other Business. No nominations or other business shall be conducted at a meeting of stockholders of the corporation except business brought before the meeting in accordance with the procedures set forth in these bylaws. If the introduction of any nomination or other business at a meeting of stockholders does not comply with the procedures specified in this Article, the chair of the meeting shall declare that such nomination or other business, as applicable, is not properly before the meeting and shall not be considered at the meeting.
Section 2.10 Stockholder List. The secretary of the corporation shall prepare and make available, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days ending on the day before the meeting date, at the corporation’s principal place of business.
Section 2.11 Inspectors of Elections. The board of directors by resolution shall appoint one or more inspectors of election, which inspector or inspectors may include individuals who serve the corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the corporation, to act at the meeting (or any adjournment thereof) and make a written report thereof. Such inspector shall decide upon the qualification of the voters and shall certify and report the number of shares represented at the meeting and entitled to vote on any question, determine the number of votes entitled to be cast by each share, shall conduct the vote and, when the voting is completed, accept the votes and ascertain and report the number of shares voted respectively for and against each question, and determine, and retain for a reasonable period a record of the disposition of, any challenge made to any determination made by such inspector. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chair of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.
Section 2.12 Fixing Record Date. If the corporation proposes to take any action for which the Delaware General Corporation Law would permit it to fix a record date, the board of directors may fix such a record date as provided under the Delaware General Corporation Law.
Section 2.13 Action Without a Meeting. To the extent permitted by law, any action required to be taken at any annual or special meeting of stockholders of the corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken only with regards to an action that has been earlier approved by the board, without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken and earlier approved by the board, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.
ARTICLE III
BOARD OF DIRECTORS
Section 3.01 General Powers. The business, property and affairs of the corporation shall be managed under the direction of the board of directors.
Section 3.02 Number of Directors; Eligibility. The number of directors to constitute the whole board of directors shall be such number (not less than four nor more than nine) as shall be fixed from time to time by resolution adopted by a majority of the entire board of directors. No person shall be eligible for election or appointment as a director unless such person has, within ten (10) days following any reasonable request therefor from the board or any committee thereof, made himself or herself available to be interviewed by the board (or any committee or other subset thereof) with respect to such person’s qualifications to serve as a director or any other matter reasonably related to such person’s candidacy or service as a director of the corporation. Directors need not be stockholders.
Section 3.03 Quorum and Manner of Acting. A majority of the number of the directors in office at the time shall constitute a quorum for the transaction of business at any meeting. Thereafter, a quorum shall be deemed present for purposes of conducting business and determining the vote required to take action for so long as at least a third of the total number of directors is present. Except as otherwise required by the certificate of incorporation or these bylaws, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required for the taking of any action by the board of directors. In the absence of a quorum at any meeting of the board, such meeting need not be held, or a majority of the directors present thereat or, if no director is present, the secretary, may adjourn such meeting from time to time until a quorum shall be present. Notice of any adjourned meeting need not be given.
Section 3.04 Offices; Place of Meetings. The board of directors may hold meetings and have an office or offices at such place or places within or without the State of Delaware, as the board of directors may from time to time determine.
Section 3.05 Annual Meeting. A regular meeting of the board of directors shall be held without notice immediately after and at the same place as the annual meeting of the stockholders.

Section 3.06 Regular Meeting. Regular meetings of the board of directors shall be held at such places and at such times as the board of directors shall from time to time determine. Notice of regular meetings of the board of directors need not be given.
Section 3.07 Special Meetings and Notice. Special meetings of the board of directors shall be held whenever called by the chair of the board, the chief executive officer or any two of the directors. Except as otherwise provided by law or by these Bylaws, notice of each such special meeting shall be given by the secretary (a) in person or by telephone to the director at least 24 hours in advance of the meeting, (b) by personally delivering written notice to the director’s last known business or home address at least 48 hours in advance of the meeting, (c) by delivering an electronic transmission (including, without limitation, via telefacsimile or electronic mail) to the director’s last known number or address for receiving electronic transmissions of that type at least 24 hours in advance of the meeting, (d) by depositing written notice with a reputable delivery service or overnight carrier addressed to the director’s last known business or home address for delivery to that address no later than the business day preceding the date of the meeting, (e) by depositing written notice in the U.S. mail, postage prepaid, addressed to the director’s last known business or home address no later than the third business day preceding the date of the meeting or (f) on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate under the circumstances. Each such notice shall state the time and place of the meeting but need not state the purposes thereof except as otherwise herein expressly provided. Notice of any such meeting need not be given to any director, however, if waived by him or her in writing or by facsimile, electronic transmission or similar means, or by mail, whether before or after such meeting shall be held, or if he or she shall be present at such meeting; and any meeting of the board shall be a legal meeting without any notice thereof having been given if all of the directors shall be present thereat.
Section 3.08 Organization. At each meeting of the board of directors, the chair of the board, or in the absence of the chair of the board, if they be directors, the chief executive officer, or in the absence of the chief executive officer, the president, or in the absence of the president, any director chosen by a majority of the directors present thereat, shall preside. The secretary, or in his or her absence an assistant secretary of the corporation, or in the absence of the secretary and all assistant secretaries, a person whom the chair of such meeting shall appoint, shall act as secretary of such meeting and keep the minutes thereof.
Section 3.09 Order of Business. At all meetings of the board of directors, business shall be transacted in the order determined by the board of directors.
Section 3.10 Action by Unanimous Consent. Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting if all members of the board or of such committee, as the case may be, consent to the action in writing or by electronic transmission. The writing or writings or electronic transmission or transmissions shall be filed with the minutes of the proceedings of the board of directors or of the relevant committee.
Section 3.11 Telephone, etc. Meetings. Members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of the board of directors, or committee, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute the presence of such person at such meeting.
Section 3.12 Resignation. Any director of the corporation may resign, as a director or as a committee member or both, at any time by giving notice in writing or by electronic transmission of his or her resignation to the chair of the board, the chief executive officer or the secretary of the corporation. Such resignation shall take effect at the time specified therein (if the remaining directors agree to such time), or, if the time when it shall become effective shall not be specified therein, then it shall take effect when received. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.
Section 3.13 Compensation. Each director, in consideration of his or her serving as such, shall be entitled to receive from the corporation such amount per annum, or such fees for attendance at board and committee meetings, or both, or such other compensation, including options to acquire capital stock of the corporation, as the board of directors shall from time to time determine by resolution. The board of directors likewise may provide by resolution that the corporation shall reimburse each director or member of a committee for any expenses incurred by him or her on account of his or her attendance at any such meeting. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity and receiving proper compensation therefor.
Section 3.14 Removal. Unless otherwise specified by law or the certificate of incorporation, any director or the entire board of directors may be removed at any time by the affirmative vote of the holders of at least a majority of the shares then entitled to vote at an election of directors, but only for cause.
Section 3.15 Vacancies. Except as otherwise provided in the certificate of incorporation and subject to the rights, if any, of the holders of any preferred stock then outstanding, any vacancy in the board, whether because of death, resignation, disqualification, an increase in the authorized number of directors, removal, or any other cause, may be filled by a vote of the majority of the remaining directors, although less than a quorum, or by a sole remaining director. When the board fills a vacancy, the director chosen to fill that vacancy shall complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created) and shall hold office until such director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
Section 3.16 Chair and Vice-Chair of the Board. The board of directors may elect from its members a chair of the board and a vice chair. If a chair has been elected and is present, the chair shall preside at all meetings of the board of directors and the stockholders. The chair shall have such other powers and perform such other duties as the board of directors may designate. If the board of directors elects a vice chair, the vice chair shall, in the absence or disability of the chair, perform the duties and exercise the powers of the chair and have such other powers and perform such other duties as the board of directors may designate.
ARTICLE IV
COMMITTEES
The board of directors may, by resolution or resolutions passed by a majority of the full board of directors, designate one or more committees, each such committee to consist of one or more directors of the corporation, which, to the extent provided in said resolution or resolutions and the committee’s charter and subject to the limitations contained in the Delaware General Corporation Law, shall have and may exercise all the powers of the board of directors in the management of the business and affairs of the corporation. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the board of directors. The board of directors may make, alter and repeal a committee’s charter or other rules for the conduct of such committee’s business. Any such committee shall keep written minutes of its meetings and report the same to the board at the next regular meeting of the board. Unless the board or these bylaws shall otherwise prescribe the manner of proceedings of any such committee, meetings of such committee may be regularly scheduled in advance and may be called at any time by the chair of the committee or by any two (2) members thereof; otherwise, the provisions of these bylaws with respect to notice and conduct of meetings of the board shall govern. The board of directors shall have power to change the members of any such committee at any time, to fill vacancies and to discharge any such committee, either with or without cause, at any time, unless otherwise provided in such committee’s charter, or other rules for the conduct of its business, adopted by the board of directors.
ARTICLE V
OFFICERS
Section 5.01 Number. The principal officers of the corporation shall be chosen by the board of directors and shall be a chief executive officer, a chief financial officer, a president, one or more vice presidents as the board of directors from time to time may appoint (the number thereof and their respective titles to be determined by the board of directors and one or more of whom may be designated as executive or senior vice presidents), a secretary and a treasurer. In addition, there may be such subordinate officers, agents and employees as may be appointed in accordance with the provisions of Section 5.03. Any two or more offices may be held by the same person. Any officer may be, but need not be, a director or stockholder. The offices of the corporation for which officers may be elected shall be set forth from time to time by resolution of the board of directors.
Section 5.02 Election, Qualification and Term of Office. Each officer of the corporation shall be elected by the board of directors from time to time and shall hold office until his or her successor shall have been duly elected and qualified, unless a different term is specified in the resolution electing the officer, or until his or her death, or until he or she shall have resigned or shall have been removed in the manner herein provided.
Section 5.03 Other Officers. The corporation may have such other subordinate officers, agents and employees as the board of directors may deem necessary, including one or more assistant secretaries, one or more assistant treasurers, a controller and one or more assistant controllers, each of whom shall have such authority and perform such duties as the board of directors may from time to time determine.
Section 5.04 Removal. Any officer may be removed, either with or without cause, by resolution of the board of directors. Such removal from office shall not affect any rights that such removed officer may have under any employment or stockholder agreement.
Section 5.05 Resignation. Any officer may resign at any time by giving notice in writing or by electronic transmission to the board of directors, the chair of the board or the chief executive officer. Any such resignation shall take effect at the time specified therein (if the board agrees to such time) or, if the time when it shall become effective shall not be specified therein, then it shall take effect when accepted by action of the board of directors. Except as aforesaid, the acceptance of such resignation shall not be necessary to make it effective.
Section 5.06 Vacancies. A vacancy in any office because of death, resignation, removal, disqualification or any other cause shall be filled for the unexpired portion of the term in the manner prescribed in these bylaws for regular election or appointment to such office.
Section 5.07 Powers. Unless otherwise specified by the board of directors, each officer shall have those powers and shall perform those duties that are (i) set forth in these bylaws (if any are so set forth), (ii) set forth in the resolution of the board of directors electing that officer or any subsequent resolution of the board of directors with respect to that officer’s duties or (iii) commonly incident to the office held.
Section 5.08 Chief Executive Officer. The chief executive officer shall have general supervisory management over the business, affairs and policies of the corporation and over its officers, shall report to the board of directors and shall see that all orders and resolutions of the board of directors are carried into effect, all subject to the general direction and control of the board of directors. The chief executive officer shall have the authority to sign all certificates, contracts and other instruments on behalf of the corporation and take such actions required in connection therewith. In the absence of the chair of the board for any reason, including the failure of the board of directors to elect the chair of the board, or in the event of the chair’s inability or refusal to act, the chief executive officer shall have all the powers of, and be subject to all the restrictions upon, the chair of the board.
Section 5.09 President. The president shall be subject to the direction and control of the chief executive officer and the board of directors and shall be responsible for the general active management of the business, affairs and policies of the corporation, shall perform such other duties as may be prescribed by the board of directors or the chief executive officer and shall have authority to sign all certificates, contracts and other instruments on behalf of the corporation and take such actions required in connection therewith. In the absence of the chief executive officer for any reason, including the failure of the board of directors to elect a chief executive officer, or in the event of the chief executive officer’s inability or refusal to act, the president shall have all the powers of, and be subject to all the restrictions upon, the chief executive officer.
Section 5.10 Chief Financial Officer. The chief financial officer shall be subject to the direction and control of the board of directors and the chief executive officer, shall have primary responsibility for the financial affairs of the corporation and shall (i) keep accurate financial records for the corporation; (ii) deposit all moneys, drafts and checks in the name of, and to the credit of, the corporation in such banks and depositories as the board of directors shall, from time to time, designate or otherwise authorize; (iii) have the power to endorse, for deposit, all notes, checks and drafts received by the corporation; (iv) disburse the funds of the corporation in accordance with the corporation’s policies and procedures as adopted by resolution of the board of directors, making or causing to be made proper vouchers therefor; (v) render to the chief executive officer and the board of directors, whenever requested, an account of all of his or her transactions as chief financial officer and of the financial condition of the corporation, and (vi) perform such other duties as may, from time to time, be prescribed by the board of directors or by the chief executive officer. The powers and duties specified herein may be modified or limited at any time by the board of directors.
Section 5.11 Vice President. The vice president or, if there be more than one, the vice presidents, in the order determined by the board of directors (or if there is no such determination, then in the order of their election), shall be subject to the direction and control of the board of directors and the chief executive officer, shall have such powers and duties as the board of directors or the chief executive officer may assign to them, and shall, in the absence of the president for any reason, including the failure of the board of directors to elect a president or in the event of the president’s inability or refusal to act, perform the duties of the president, and, when so acting, have all the powers of, and be subject to all of the restrictions upon, the president. If the board of directors elects more than one vice president, then it shall determine their respective titles, seniority and duties. The vice president or vice presidents shall perform such other duties and have such other powers as the board of directors or the chief executive officer may from time to time prescribe.
Section 5.12 Secretary. The secretary shall, to the extent practicable, attend all meetings of the stockholders and the board of directors. The secretary shall record or cause to be recorded in books kept for such purpose the minutes of the meetings (and the actions by written consent) of the stockholders, the board of directors and all committees of which a secretary shall not have been appointed; shall see that all notices are duly given in accordance with the provisions of these bylaws and as required by law; shall be custodian of all corporate records (other than financial); shall see that the books, reports, statements, certificates and all other documents and records required by law are properly kept and filed; and, in general, shall perform all duties as may from time to time be assigned to him or her by the board of directors or the chief executive officer.
Section 5.13 Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries, in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall have such powers and duties as the board of directors or the chief executive officer may assign to them and shall, in the absence of the secretary for any reason, including the failure of the board of directors to elect a secretary or in the event of the secretary’s inability or refusal to act, perform the duties and exercise the powers of the secretary and perform such other duties and have such other powers as the board of directors or chief executive officer may from time to time prescribe. Any assistant secretary shall have authority to attest by his or her signature to the same extent as the secretary.
Section 5.14 Treasurer. The treasurer shall have charge and custody of, and be responsible for, all funds and securities of the corporation, and shall deposit all such funds to the credit of the corporation in such banks, trust companies or other depositories as shall be selected by the board of directors or any officer or officers authorized by board of directors to make such determinations; shall disburse the funds of the corporation as may be ordered by the board of directors or any officer or officers authorized by the board of directors to make such determinations, making proper vouchers for such disbursements; shall keep full and accurate accounts of all funds received and paid on account of the corporation and shall render to the board of directors or the chief executive officer, whenever the board or the chief executive officer may require him or her so to do, a statement of all his or her transactions as treasurer; and, in general, shall perform all the duties incident to the office of treasurer and such other duties as from time to time may be assigned to him or her by the board of directors or the chief executive officer. In the absence of the chief financial officer for any reason, including the failure of the board of directors to elect a chief financial officer or in the event of the chief financial officer’s inability or refusal to act, the treasurer shall perform the duties of the chief financial officer, and, when so acting, have all the powers of, and be subject to all of the restrictions upon, the chief financial officer.

Section 5.15 Assistant Treasurer. The assistant treasurer, or if there be more than one, the assistant treasurers, in the order determined by the board of directors (or if there be no such determination, then in the order of their election), shall, in the absence of the treasurer, for any reason, including the failure of the board of directors to elect a treasurer, or the treasurer’s inability or refusal to act, perform the duties and exercise the powers of the treasurer, and perform such other duties and have such other powers as the board of directors and chief executive officer may from time to time prescribe.
Section 5.16 Compensation. The compensation of the officers shall be fixed from time to time by or in the manner prescribed by the board of directors, and none of such officers shall be prevented from receiving compensation by reason of the fact that he or she is also a director of the corporation. The application of this Section 5.16 shall not affect the right any officer may have regarding compensation under an employment agreement.
ARTICLE VI
STOCK CERTIFICATES AND TRANSFERS
Section 6.01 Stock Certificates. The corporation’s shares of stock shall be represented by certificates, provided that the board of directors may, subject to the limits imposed by law, provide by resolution or resolutions that some or all of any or all classes or series shall be uncertificated shares. Shares of stock represented by certificates shall be in such form as shall be approved by the board of directors, to the extent consistent with applicable law. Stock certificates shall be numbered in the order of their issue and shall be signed by or in the name of the corporation by (a) the chair or vice chair, if any, of the board of directors, the president or a vice president and (b) the treasurer, an assistant treasurer, the secretary or an assistant secretary. Any or all of the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who signed or whose facsimile signature has been placed upon a certificate shall have ceased to be an officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Each certificate that is subject to any restriction on transfer shall have conspicuously noted on its face or back either the full text of the restriction or a statement of the existence of the restriction. Each certificate shall have on its face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences or rights.
Section 6.02 Lost Certificates. The board of directors may direct a new certificate or certificates or uncertificated shares to be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate or certificates or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate or certificates, or his /her legal representative, to advertise the same in such manner as it shall require and/or to give the corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen or destroyed or the issuance of such new certificate or certificates or uncertificated shares.
Section 6.03 Stock Transfers. The shares of the stock of the corporation shall be transferred on the books of the corporation by the holder thereof in person or by his attorney, (a) with regard to certificated shares, upon surrender for cancellation of certificates for the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require, and (b) with regard to uncertificated shares, upon delivery of an instruction duly executed, and with such proof of the authenticity of the signature as the corporation or its agents may reasonably require. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of transfer if, when the certificates are presented to the corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the corporation to do so.

ARTICLE VII
GENERAL PROVISIONS
Section 7.01 Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purposes as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.
Section 7.02 Contracts and Checks. Except as otherwise required by law or the certificate of incorporation, any bonds, contracts, deeds, leases, checks, drafts or other orders for payment of money, demands for money, notes or other evidence of indebtedness, or other instruments may be executed and delivered in the name and on the behalf of the corporation by such officer or officers of the corporation as provided in these bylaws or as the board of directors may from time to time direct. Such authority may be general or confined to specific instances as the board of directors may determine, and unless so authorized by the board or by these bylaws, no officer, agent, or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or in any amount. The chair of the board, the chief executive officer, the chief financial officer, the president or any vice president may execute bonds, contracts, deeds, leases, checks, drafts or other orders for payment of money, demands for money, notes or other evidence of indebtedness, and other instruments to be made or executed for or on behalf of the corporation. Subject to any restrictions imposed by the board of directors or the chair of the board, the chief executive officer, the chief financial officer or the president of the corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.
Section 7.03 Fiscal Year and Audits. The fiscal year of the corporation shall begin on the first day of January and end on the thirty-first day of December of each year, unless otherwise fixed by resolution of the board of directors. The accounts, books and records of the corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the board of directors, and it shall be the duty of the board of directors to cause such audit to be made annually.
Section 7.04 Seal. The Board of Directors may adopt a corporate seal having inscribed thereon the name of the corporation, the year of its organization and the words “Corporate Seal, Delaware.” The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.
Section 7.05 Waiver of Notices. Whenever notice is required to be given by these bylaws or the certificate of incorporation or by law, the person entitled to said notice may waive such notice in writing, either before or after the time stated therein, and such waiver shall be deemed equivalent to notice.
Section 7.06 Electronic Transmission. For purposes of these bylaws, “electronic transmission” shall mean a form of communication not directly involving the physical transmission of paper that satisfies the requirements with respect to such communications contained in the Delaware General Corporation Law.
Section 7.07 Voting Stock of Other Organizations. Except as the board of directors may otherwise designate, each of the chief executive officer and the chief financial officer may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for the corporation (with power of substitution) at any meeting of the stockholders, members or other owners of any other corporation or organization the securities or ownership interests of which are owned by the corporation.

Section 7.08 Severability. To the extent any provision of these bylaws would be, in the absence of this Section 7.08, invalid, illegal or unenforceable for any reason whatsoever, such provision shall be severable from the other provisions of these bylaws, and all provisions of these bylaws shall be construe so as to give effect to the intent manifested by these bylaws, including, to the maximum extent possible, the provision that would be otherwise invalid, illegal or unenforceable.
ARTICLE VIII
INDEMNIFICATION
Section 8.01 Indemnification. The corporation shall, to the fullest extent permitted by law, indemnify every person who is or was a party or is or was threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (an “Action”), by reason of the fact that such person is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, trustee, plan administrator or plan fiduciary of another corporation, partnership, limited liability company, trust, employee benefit plan or other enterprise (an “Indemnified Person”), against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement or other disposition that the Indemnified Person actually and reasonably incurs in connection with the Action and shall reimburse each such person for all legal fees and expenses reasonably incurred by such person in seeking to enforce its rights to indemnification under this Article (by means of legal action or otherwise).
Section 8.02 Advancement of Expenses. Upon written request from an Indemnified Person, the corporation shall pay the expenses (including attorneys’ fees) incurred by such Indemnified Person in connection with any Action in advance of the final disposition of such Action. The corporation’s obligation to pay expenses pursuant to this Section shall be contingent upon the Indemnified Person providing the undertaking required by the Delaware General Corporation Law.
Section 8.03 Non-Exclusivity. The rights of indemnification and advancement of expenses contained in this Article shall not be exclusive of any other rights to indemnification or similar protection to which any Indemnified Person may be entitled under any agreement, vote of stockholders or disinterested directors, insurance policy or otherwise.
Section 8.04 Heirs and Beneficiaries. The rights created by this Article shall inure to the benefit of each Indemnified Person and each heir, executor and administrator of such Indemnified Person.
Section 8.05 Effect of Amendment. Neither the amendment, modification or repeal of this Article nor the adoption of any provision in these bylaws inconsistent with this Article shall adversely affect any right or protection of an Indemnified Person with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.
ARTICLE IX
AMENDMENTS
Except as otherwise set forth in these bylaws, the certificate of incorporation or the Delaware General Corporation Law, these bylaws may be altered, amended or repealed, or new bylaws may be adopted, by the board of directors or a majority of the voting power of all of the shares of common stock outstanding and entitled to vote thereon. If the power to adopt, amend or repeal bylaws is conferred upon the board of directors by the certificate of incorporation, it shall not divest or limit the power of the stockholders to adopt, amend or repeal bylaws.